                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    -------

                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No. 3)/1/


                               STONERIDGE, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                       Commom Shares, without par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  86183 P10 2
                        ------------------------------
                                (CUSIP Number)

                               December 31,2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)

______________________

     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see
                                                                          ---
the Notes).
    -----

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  CUSIP NO. 86183 P 10 2               13G             Page 2 of 5 Pages
                                                            -    -
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------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


      D. M. Draime
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          5,641,172
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          5,641,172
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      5,641,172
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      25.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                           ------------------
                                                            Page 3 of 5 Pages
                                                                 -    -
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Item 1

     (a) Name of Issuer:

         Stoneridge, Inc.

     (b) Address of Issuer's Principal Executive Offices:

         9400 East Market Street, Warren, Ohio 44484

Item 2

     (a) Name of Person Filing:

         D. M. Draime

     (b) Address of Principal Business Office or, if none, Residence:

         9400 East Market Street, Warren, Ohio 44484

     (c) Citizenship:

         U.S.A.

     (d) Title of Class of Securities:

         Common Shares, without par value ("Common Shares")

     (e) CUSIP Number:

         86183 P 10 2

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        Not applicavble


Item 4. Ownership.


     (a)  Amount beneficially owned:

          As of February 6, 2002, D. M. Draime beneficially owned 5,641,172 Common Shares, all of which are held in trust for the benefit of D. M. Draime of which D. M. is trustee

     (b)  Percent of class:

          25.2%

                                                           ---------------------
                                                             Page 4 of 5 Pages
                                                                  -    -
                                                           ---------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:  5,641,172 Common
                Shares

          (ii)  Shared power to vote or to direct the vote:  -0-

          (iii) Sole power to dispose or to direct the disposition of:
                5,641,172 Common Shares

          (iv)  Shared power to dispose or to direct the disposition of:  -0-

Item 5.  Ownership of Five Percent or Less of a Class.

          Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable

Item 8.  Identification and Classification of Members of the Group.

          Not applicable

Item 9.  Notice of Dissolution of Group.

          Not applicable


Item 10. Certification.

          Not applicable

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       February 11, 2002
                                      ---------------------
                                      (Date)

                                         /s/ D.M. Draime
                                      -----------------------
                                      (Signature)


                                      D. M. Draime
                                      ------------------------
                                      (Name/Title)